Exhibit 99.1

FDA Approves Possis Spiroflex(R) Catheter for Coronary Blood Clot Removal


    MINNEAPOLIS--(BUSINESS WIRE)--Jan. 30, 2007--Possis Medical, Inc. (NASDAQ:POSS) a developer, manufacturer and distributor of pioneering medical devices used in endovascular procedures, today announced that it has received approval from the U.S. Food and Drug Administration
(FDA) to market its AngioJet(R) Spiroflex(R) rapid exchange catheter to remove blood clots (thrombus) from coronary arteries. The Spiroflex catheter, Possis' most flexible and maneuverable rapid exchange catheter, is specifically designed for blood clot removal (thrombectomy) in small vessels such as coronary arteries. Sharing the same technology, the AngioJet SpiroflexVG catheter is approved for use in larger peripheral vessels - FDA approval for use in saphenous vein bypass grafts in the heart and larger native coronary vessels is pending.

    "The FDA's approval of our Spiroflex catheter for coronary use is great news for patients suffering from potentially life-threatening coronary thrombus and for the physicians treating them," said Robert
G. Dutcher, chairman, president and CEO of Possis Medical.

    Thrombus in coronary arteries and bypass grafts can cause lack of oxygen (ischemia) in the heart muscle and may lead to a damaging heart attack. More than 1 million patients suffer from heart attacks in the United States every year.

    The Spiroflex catheter allows physicians to quickly and effectively remove coronary thrombus. With its rapid exchange design platform, unique polymer-clad spiral-cut shaft technology, enhanced soft tip, and patented Cross-Stream(R) technology, the Spiroflex catheter offers several performance benefits including:

    --  Increased trackability inside the vessel;

    --  Improved crossing in difficult anatomy;

    --  Fast and effective 360-degree thrombus removal.

    The Spiroflex catheter is now approved for sale in the United
States and in overseas markets for both peripheral and coronary use.

    Concluded Dutcher, "The Spiroflex catheter family is one more example of our commitment to product innovation and the development of new, more specialized catheter models designed to safely and efficiently remove blood clots from throughout the body. The Spiroflex catheters, along with several other new products, including our new AngioJet Ultra Thrombectomy System, define our path for future growth."

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins and A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to the AngioJet System and its anticipated performance, market potential and acceptance. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as product performance, the effectiveness of our sales and marketing efforts and new product development timelines. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, 763-450-8011
             Vice President, Finance and Chief Financial Officer
             Jules.Fisher@possis.com